Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

November 13, 2026

FOX Corporation

1211 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to FOX Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $750,000,000 aggregate principal amount of its 5.625% Senior Notes due 2029 (the “2029 Notes”), $1,500,000,000 aggregate principal amount of its 5.900% Senior Notes due 2031 (the “2031 Notes”), $1,250,000,000 aggregate principal amount of its 6.150% Senior Notes due 2033 (the “2033 Notes”), $1,750,000,000 aggregate principal amount of its 6.400% Senior Notes due 2036 (the “2036 Notes”), $1,000,000,000 aggregate principal amount of its 7.125% Senior Notes due 2046 (the “2046 Notes”), $1,500,000,000 aggregate principal amount of its 7.150% Senior Notes due 2056 (the “2056 Notes”) and $650,000,000 aggregate principal amount of its 7.300% Senior Notes due 2066 (the “2066 Notes” and, together with the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes and the 2056 Notes, the “Notes”). The Notes were issued under an Indenture, dated as of January 25, 2019 (the “Base Indenture”), between the Company and Bank of New York Mellon as trustee (the “Trustee”), as supplemented by the notes officers’ certificate, dated as of November 13, 2026 (the “Notes Officers’ Certificate” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon as trustee (the “Trustee”), setting forth the terms of the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Registration Statement on Form S-3 (File No. 333-298166) filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2026, which was immediately effective (the “Registration Statement”); (ii) the prospectus, dated August 10, 2026, contained within the Registration Statement (the “Base Prospectus”); (iii) the prospectus supplement, dated November 10, 2026 (together with the Base Prospectus, the “Prospectus”); (iv) the Indenture; (v) the Notes Officers’ Certificate, (vi) the global certificates representing the Notes; (vii) the Underwriting Agreement, dated November 10, 2026, among the Company and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule 1 therein; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

November 13, 2026

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming due authentication and delivery thereof by the Trustee in accordance with the terms of the Indenture) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP